                                                                      EXHIBIT 23

                       INDEPENDENT ACCOUNTANTS' CONSENT
                       --------------------------------


Image Entertainment, Inc.
Chatsworth, California


We consent to incorporation by reference in the registration statements (Nos. 33-43241, 33-55393 and 33-57336) all on Form S-8 of Image Entertainment, Inc. of our report dated May 26, 2000, relating to the consolidated balance sheets of Image Entertainment, Inc. as of March 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2000, and the related schedule, which report appears in the March 31, 2000 annual report on Form 10-K of Image Entertainment, Inc.


                                 /s/ KPMG LLP


Los Angeles, California
June 21, 2000